Exhibit l

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, NW

Washington, DC 20004

Tel: 202.739.3000

Fax: 202.739.3001

www.morganlewis.com

December 7, 2010

VIA EDGAR

Nuveen Municipal Value Fund, Inc.

333 West Wacker Drive

Chicago, Illinois 60606

Re:	Opinion of Counsel Regarding Pre-Effective Amendment No. 4 to
the Registration Statement Filed on Form N-2 under the Securities Act of 1933 (File Nos. 333-166840 and 811-05120)

Ladies and Gentlemen:

We have acted as counsel to the Nuveen Municipal Value Fund, Inc. (the “Fund”), a Minnesota Corporation, in connection with the Fund’s registration statement on Form N-2 (File Nos. 333-166840 and 811-05120) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended, relating to the registration of 19.6 million shares of common stock (“Shares”) of the Fund. This opinion is being delivered to you in connection with the Fund’s filing of Pre-Effective Amendment No. 4 (the “Amendment”) to the Registration Statement to be filed with the U.S. Securities and Exchange Commission on or about December 7, 2010. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have reviewed, among other things, copies of the following documents:

(a)	a certificate of the Secretary of the State of Minnesota as to the existence of the Fund;

(b)	copies of the Fund’s Articles of Incorporation and of all amendments thereto on file within the office of the Secretary of the State of Minnesota (the “Articles”);

(c)	a certificate executed by Mark L. Winget, Assistant Secretary of the Fund, certifying as to, and attaching copies of, the Articles and the By-Laws, and certain resolutions adopted by the Board of Directors authorizing the issuance of the Shares; and

(d)	a printer’s proof of the Registration Statement.

In our capacity as counsel to the Fund, we have examined the originals, or certified, conformed or reproduced copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinions hereinafter expressed. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original or certified copies, and the conformity to original or certified copies of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to such opinion, we have relied upon, and assume the accuracy of, certificates and oral or written statements of public officials and officers or representatives of the Fund. We have assumed that the Registration Statement, as filed with the U.S. Securities and Exchange Commission, will be in substantially the form of the printer’s proof referred to in paragraph (d) above.

Based upon, and subject to, the limitations set forth herein, we are of the opinion that the Shares of the Fund have been duly authorized and, when paid for as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable by the Fund.

The opinion expressed herein is limited to the laws of the State of Minnesota.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP